Exhibit 21

Macy’s, Inc.
Subsidiary List as of January 31, 2026

Corporate Name	State of Incorporation/ Formation	Trade Name(s)
Advertex Communications, Inc.	New York	Macy’s Marketing and Macy’s Media Network
Bloomingdale's, LLC	Ohio
Bloomingdale’s The Outlet Store, LLC	Ohio
Bloomingdales.com, LLC	Ohio
Bluemercury, Inc.	Delaware	Bluemercury
FDS Thrift Holding Co., Inc.	Ohio
Macy’s Backstage, Inc.	Ohio
Macy’s Corporate Services, LLC	Ohio	Macy’s Studios
Macy’s Credit and Customer Services, Inc.	Ohio
Macy’s Credit Operations, LLC	Ohio
Macy’s Inventory Holdings, LLC	Delaware
Macy’s Inventory Funding, LLC	Delaware
Macy’s Merchandising Corporation	New York
Macy’s Merchandising Group (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International (Hong Kong) Limited	Hong Kong
Macy’s Merchandising Group International, LLC	Delaware
Macy’s Merchandising Group Procurement, LLC	Delaware
Macy’s Merchandising Group, Inc.	New York
Macy’s Propco Holdings, LLC	Ohio
Macy’s Puerto Rico, Inc.	Puerto Rico
Macy’s Retail Holdings, LLC	Ohio	Macy’s
Macy’s Systems and Technology, Inc.	Ohio
Macys.com, LLC	Ohio
West 34th Street Insurance Company New York	New York